Exhibit 99.1

PALM HARBOR HOMES, INC. REPORTS

FOURTH QUARTER AND FISCAL 2007 YEAR-END RESULTS

DALLAS, Texas (May 22, 2007) – Palm Harbor Homes, Inc. (NASDAQ:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 30, 2007.

Net sales for the fourth quarter totaled $135.9 million compared with $180.3 million in the year-earlier period. Palm Harbor reported an operating loss of $7.3 million for the fourth quarter compared with operating income of $7.6 million in the same period last year. Net loss for the fourth quarter of 2007 totaled $7.2 million, or $0.32 per share, compared with net income of $3.2 million, or $0.14 per share, a year ago. Results for the fourth quarter of fiscal 2007 included $2.9 million, or ($0.13) per diluted share, net of tax, for restructuring charges related to closing five retail stores and our least productive factory.

Net sales for fiscal 2007 were $661.2 million compared with $710.6 million a year ago. For fiscal 2007, the operating loss was $2.2 million compared with operating income of $24.5 million in fiscal 2006. Net loss for fiscal 2007 totaled $11.6 million, or $0.51 per share, compared with net income of $11.1 million, or $0.49 per share, for fiscal 2006. Results for fiscal 2007 included $8.5 million, or ($0.37) per diluted share, net of tax, for restructuring charges taken in the second and fourth quarters related to closing 13 retail stores and two of our least productive factories and the write-off of the Company’s investment in BSM Financial, L.P. (“BSM”).

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Our financial performance in the fourth quarter was affected by factors related to a very challenging business environment. Industry HUD-code floor shipments for the quarter declined over 36 percent, reaching the lowest annualized level in 43 years. Falling home prices and excess inventories in several key states have kept home buyers on the sidelines. While our modular business has continued to grow with a 31 percent increase in modular sales for the year, modular sales declined in the fourth quarter. However, we are encouraged by recent improvement in backlogs and orders, particularly in Texas.

“In the face of this market environment, we are taking a number of steps to improve our performance, with a goal of returning to profitability in fiscal 2008,” added Keener. “We have broadened our product line to reach different price points in both the HUD code and modular markets in order to attract new buyers and are encouraged by the market response. Our new advertising campaign and web-based lead and sales programs are generating more referrals and we are pleased with the continued progress during the quarter. The ongoing implementation of more efficient manufacturing processes is expected to simplify what we do and reduce costs going forward. With respect to our modular business, we launched an internal customer advocate program to improve customer satisfaction throughout the more complex engineering, approval and permit processes and construction phases that modular products require. With these efforts, we believe we will gain market share, improve our top-line growth and earnings per share going forward. We remain confident that the strategies and product changes we have implemented will help us achieve our objectives.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We have remained intensely focused on maintaining a strong financial position and following a disciplined fiscal strategy. We ended the year with a solid financial position with our balance sheet reflecting over $44 million in cash and cash equivalents as of March 30, 2007. We have continued to identify ways to operate more efficiently through this market cycle and we reduced our selling, general and administrative expenses by over 12 percent in the fourth quarter of fiscal 2007 compared with the same period a year ago. We believe we have taken the necessary steps to effectively align our overhead with current demand.”

A conference call regarding this release is scheduled for tomorrow, May 23, 2007, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

PALM HARBOR HOMES, INC.

Condensed Consolidated Financial Results

	Fourth Quarter Ended
	March 30, 2007	March 31, 2006
Net sales	$135,906,000	$180,276,000
Net income (loss)	(7,227,000)	3,200,000
Net income (loss) per share – basic and diluted	(0.32)	0.14

	Fiscal Year Ended
	March 30, 2007	March 31, 2006
Net sales	$661,247,000	$710,635,000
Net income (loss)	(11,565,000)	11,114,000
Net income (loss) per share – basic and diluted	(0.51)	0.49

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 30, 2007 and March 31, 2006

	Fourth Quarter Ended		Fiscal Year Ended
	March 30, 2007	March 31, 2006	March 30, 2007	March 31, 2006
	(Unaudited)
Net sales	$135,906	$180,276	$661,247	$710,635
Cost of sales	106,025	130,358	503,419	525,023
Selling, general and administrative expenses	37,159	42,272	160,016	161,154

Income (loss) from operations	(7,278)	7,646	(2,188)	24,458

Interest expense	(4,397)	(3,048)	(15,695)	(11,739)
Equity in earnings (loss) of limited partnership	—	(655)	(324)	574
Impairment of limited partnership	—	—	(4,385)	—
Interest income and other	1,356	1,244	4,901	5,007

Income (loss) before income taxes	(10,319)	5,187	(17,691)	18,300
Income tax benefit (expense)	3,092	(1,987)	6,126	(7,186)

Net income (loss)	$(7,227)	$3,200	$(11,565)	$11,114

Net income (loss) per common share:
Basic and diluted	$(0.32)	$0.14	$(0.51)	$0.49

Weighted average common shares outstanding:
Basic and diluted	22,852	22,831	22,852	22,831

Condensed Balance Sheets

(Dollars in thousands)

March 30, 2007 and March 31, 2006

	March 30, 2007	March 31, 2006
Cash and cash equivalents	$44,292	$65,014
Trade receivables	33,978	50,553
Consumer loans receivable, net	228,289	167,466
Inventories	138,690	150,371
Property, plant and equipment, net	59,996	65,512
Other assets	169,877	154,181

Total Assets	$675,122	$653,097

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$99,939	$134,373
Floor plan payable	43,603	37,908
Convertible senior notes	75,000	75,000
Warehouse revolving debt	12,045	37,413
Securitized financings	194,405	105,379
Shareholders’ equity	250,130	263,024

Total Liabilities and Shareholders’ Equity	$675,122	$653,097

PALM HARBOR HOMES, INC.

Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 30, 2007	March 31, 2006	March 30, 2007	March 31, 2006
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	111	115	116	121
Added	1	3	7	5
Closed	(5)	(2)	(16)	(10)

Ending	107	116	107	116

Factory-built homes sold through:
Company-owned superstores and builder locations	842	1,050	4,003	4,471
Independent dealers	426	1,065	2,734	4,440

Total factory-built homes sold	1,268	2,115	6,737	8,911

Factory-built homes sold as:
Single-section (1)	107	198	434	1,015
Multi-section	769	1,469	4,453	6,282
Modular	392	448	1,850	1,614

Total factory-built homes sold	1,268	2,115	6,737	8,911

Average sales prices:
Manufactured housing – retail	$79,000	$74,000	$79,000	$74,000
Manufactured housing – wholesale	$64,000	$65,000	$66,000	$61,000
Modular housing – retail	$164,000	$151,000	$165,000	$149,000
Modular housing – wholesale	$84,000	$81,000	$80,000	$77,000

Homes produced	1,226	2,298	6,306	8,881
Internalization rate (manufactured and modular)	63%	49%	58%	50%

FINANCIAL SERVICES
Loan originations:
CPM	211	228	1,013	824
BSM	102	238	632	912

Insurance penetration:
Warranty	90%	90%	91%	90%
Physical damage	61%	59%	61%	58%

(1)	Includes 50 and 583 homes sold to FEMA in the fourth quarter and fiscal year ended March 31, 2006, respectively.